Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Third Quarter 2024 Results; Reaffirms 2024 Outlook

Record Third Quarter Sales of $554.3 Million vs. $550.4 Million in Prior Year Quarter

Third Quarter Diluted EPS of $1.09 vs. $1.22 in Prior Year Quarter

Adjusted EPS of $1.37 vs. $1.32 in Prior Year Quarter

PITTSBURGH, November 8, 2024 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the third quarter of 2024 of $22.8 million, or $1.09 per diluted share, compared to $26.3 million, or $1.22 per diluted share, in the prior year quarter. The financial results in the current year quarter reflect the acquisition of Brown Wood Preserving Company (Brown Wood), which closed on April 1, 2024.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $28.7 million and $1.37 per share for the third quarter of 2024, compared to $28.6 million and $1.32 per share in the prior year quarter.

Consolidated sales of $554.3 million were a record third quarter and increased by $3.9 million, or 0.7 percent, compared with $550.4 million in the prior year quarter. Excluding a $2.5 million favorable impact from foreign currency changes, sales increased by $1.4 million, or 0.3 percent.

The Railroad and Utility Products and Services (RUPS) business generated record third-quarter sales, but profitability remained flat as higher costs and decreased activity in the crosstie recovery business offset sales increases and improved plant utilization.

The Performance Chemicals (PC) segment reported a slight decline in sales, as sales to Brown Wood are now considered affiliate sales, while profitability increased year-over-year as a result of lower costs, which were favorably impacted by timing.

The Carbon Materials and Chemicals (CMC) segment saw increased profitability despite experiencing lower sales prices, primarily driven by reduced raw material costs, lower selling, general and administrative costs, and higher volumes of carbon pitch and phthalic anhydride.

Chief Executive Officer Leroy Ball said, “Once again, I am pleased with the solid performance delivered by our global Koppers team in the third quarter, as evidenced by our strong financial results and solid safety performance. On the plus side, we generated improved sequential profitability in our railroad and carbon materials businesses, primarily driven by cost reduction initiatives undertaken earlier this year. However, we continued to experience reduced volumes year-over-year in our legacy utility pole business and lower sequential profitability in Performance Chemicals as a result of higher raw material costs. As always, the balance of our diversified business portfolio and our team’s ongoing commitment to solving everyday challenges demonstrated its value, keeping us on track to meet our 2024 goals.”

Third Quarter Financial Performance

•
RUPS delivered record third-quarter sales of $248.1 million, an increase of $14.1 million, or 6.0 percent, compared to $234.0 million in the prior year quarter. The sales growth was largely due to $10.0 million of pricing increases across multiple markets, particularly for domestic crossties and utility poles in Australia, and increased activity in the railroad bridge services business, partly offset by lower activity in the crosstie recovery business. Sales in the domestic utility pole business increased 11.0 percent, primarily attributable to Brown Wood. Adjusted EBITDA for the third quarter of 2024 was $24.7 million, or 10.0 percent, compared with $25.1 million, or 10.7 percent, in the prior year quarter. Profitability was essentially flat as the net sales increase and $3.4 million from improved plant utilization were offset by $14.1 million of higher raw material, operating and selling, general and administrative expenses.
•
PC generated third quarter sales of $176.7 million, a decrease of $2.7 million, or 1.5 percent, compared to sales of $179.4 million in the prior year quarter. Sales were lower primarily as a result of sales to Brown Wood now being affiliated sales. Adjusted EBITDA for the third quarter of 2024 was $40.0 million, or 22.6 percent, compared with $35.2 million, or 19.6 percent, in the prior year quarter. Profitability increased despite lower sales, primarily due to lower year-over-year raw material and logistics costs, which were favorably impacted by timing.
•
CMC reported third quarter sales of $129.5 million, a decrease of $7.5 million, or 5.5 percent, compared to sales of $137.0 million in the prior year quarter. Excluding a favorable impact from foreign currency changes of $1.8 million, sales decreased by $9.3 million, or 6.8 percent, from the prior year quarter. The sales decline was mainly due to $16.6 million of lower sales prices across most products, especially carbon pitch where prices were down approximately 20 percent globally, along with lower volumes of carbon black feedstock. The reduced prices for carbon pitch were driven by market dynamics, particularly in Europe. The decreases were partly offset by volume increases for carbon pitch and phthalic anhydride. Adjusted EBITDA for the third quarter of 2024 was $12.7 million, or 9.8 percent, compared with $10.4 million, or 7.6 percent, in the prior year quarter. Profitability increased due to a $9.2 million reduction in raw material costs, particularly in Europe, lower selling, general and administrative costs, and higher volumes of carbon pitch and phthalic anhydride. These favorable drivers were partly offset by price decreases and higher operating expenses.
•
Capital expenditures for the nine months ended September 30, 2024, were $58.8 million, compared with $91.3 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $55.0 million for the current year period, compared with $88.3 million for the prior year period.

2024 Outlook

After considering the current competitive environment, global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2024 sales of approximately $2.1 billion, compared with sales of $2.15 billion in 2023. As a result, adjusted EBITDA is anticipated to be approximately $270 million to $275 million in 2024, including the acquisition of Brown Wood which closed on April 1, 2024, compared with $256.4 million in 2023.

The effective tax rate for adjusted net income attributable to Koppers in 2024 is projected to be approximately 28 percent, consistent with the adjusted tax rate in 2023. Accordingly, 2024 adjusted EPS is forecasted to be in the range of $4.25 to $4.45 per share, compared with $4.36 per share in 2023.

Koppers now expects operating cash flows of approximately $100 million to $125 million in 2024, excluding any impact from pension termination. The company is pursuing a termination of its U.S. qualified pension plan and is targeting this effort for completion in the first quarter 2025. An estimated $25 million of funding will be required when this is completed, which will impact operating cash flow in 2025.

Koppers continues to anticipate capital expenditures of approximately $80 million in 2024, including capitalized interest but excluding acquisitions, with approximately $20 million allocated to discretionary projects.

Commenting on the forecast, Mr. Ball said, “As 2024 winds down, I am gratified by our team’s resilience in the face of adversity. To be posting new highs across a number of important metrics in a challenging market environment is a testament to our grit and determination. Looking beyond this year, I believe we remain on track for continued growth in profitability and free cash flow, despite an intensely competitive environment. To ensure that improvement, during the fourth quarter, we will begin taking measures to streamline our organization to support an increasingly cost-conscious customer base. I believe these actions will help to extend our decade-long growth in profitability and support a higher margin profile by leveraging a smaller global team highly focused on serving customer preferences.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10184856. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 6187183. The recording will be available for replay through February 8, 2025.

###

About Koppers

Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of 2,200 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.

Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers, and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; availability and fluctuations in the prices of key raw materials; disruptions and inefficiencies in the supply chain; economic, political and environmental conditions in international markets; changes in laws; the impact of environmental laws and regulations; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$554.3	$550.4	$1,615.1	$1,641.0
Cost of sales	433.1	439.0	1,276.1	1,313.0
Depreciation and amortization	17.9	14.3	52.2	42.7
Selling, general and administrative expenses	43.9	43.8	135.3	129.1
Loss (gain) on sale of assets	9.7	0.0	9.7	(1.8)
Operating profit	49.7	53.3	141.8	158.0
Other income, net	0.1	0.2	0.1	0.2
Interest expense	20.2	19.0	57.9	53.3
Income before income taxes	29.6	34.5	84.0	104.9
Income tax expense	10.6	8.3	25.2	28.1
Net income	19.0	26.2	58.8	76.8
Net (loss) income attributable to noncontrolling interests	(3.8)	(0.1)	(3.8)	0.5
Net income attributable to Koppers	$22.8	$26.3	$62.6	$76.3
Earnings per common share attributable to Koppers common shareholders:
Basic	$1.12	$1.27	$3.01	$3.66
Diluted	$1.09	$1.22	$2.92	$3.54
Weighted average shares outstanding (in thousands):
Basic	20,409	20,828	20,790	20,838
Diluted	20,961	21,659	21,448	21,546

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except share and per share amounts)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$44.5	$66.5
Accounts receivable, net of allowance of $7.1 and $6.5	238.0	202.4
Inventories, net	405.9	395.7
Derivative contracts	12.7	7.1
Other current assets	29.0	27.3
Total current assets	730.1	699.0
Property, plant and equipment, net of accumulated depreciation of $504.4 and $473.2	673.1	631.7
Goodwill	319.8	294.4
Intangible assets, net	123.2	102.2
Operating lease right-of-use assets	91.9	90.5
Deferred tax assets	9.9	10.4
Other assets	11.6	7.3
Total assets	$1,959.6	$1,835.5
Liabilities
Accounts payable	$169.5	$202.9
Accrued liabilities	86.8	95.1
Current operating lease liabilities	25.7	22.9
Current maturities of long-term debt	5.0	5.0
Total current liabilities	287.0	325.9
Long-term debt	975.9	835.4
Operating lease liabilities	66.0	67.4
Accrued postretirement benefits	25.3	31.6
Deferred tax liabilities	27.3	25.9
Other long-term liabilities	45.5	46.3
Total liabilities	1,427.0	1,332.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 25,717,647 and 25,163,238 shares issued	0.3	0.3
Additional paid-in capital	311.7	291.1
Retained earnings	502.0	444.0
Accumulated other comprehensive loss	(84.5)	(88.8)
Treasury stock, at cost, 5,450,278 and 4,302,996 shares	(197.2)	(147.7)
Total Koppers shareholders’ equity	532.3	498.9
Noncontrolling interests	0.3	4.1
Total equity	532.6	503.0
Total liabilities and equity	$1,959.6	$1,835.5

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Nine Months Ended
	September 30,
	2024	2023
Cash provided by (used in) operating activities:
Net income	$58.8	$76.8
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	52.2	42.7
Stock-based compensation	16.1	13.0
Change in derivative contracts	(3.0)	0.0
Non-cash interest expense	2.5	4.1
Loss (gain) on sale of assets	9.4	(2.0)
Insurance proceeds	(1.0)	(0.8)
Deferred income taxes	1.0	1.6
Change in other liabilities	(7.8)	0.6
Other - net	0.3	(1.0)
Changes in working capital:
Accounts receivable	(32.1)	(27.5)
Inventories	4.7	(16.8)
Accounts payable	(31.3)	4.3
Accrued liabilities	(19.8)	(10.0)
Other working capital	(5.3)	(5.5)
Net cash provided by operating activities	44.7	79.5
Cash (used in) provided by investing activities:
Capital expenditures	(58.8)	(91.3)
Insurance proceeds received	1.0	0.8
Acquisitions	(99.4)	0.0
Cash provided by sale of assets	2.8	2.2
Net cash (used in) investing activities	(154.4)	(88.3)
Cash provided by (used in) financing activities:
Borrowings of credit facility	599.1	909.8
Repayments of credit facility	(555.7)	(749.9)
Borrowings of long-term debt	100.0	388.0
Repayments of long-term debt	(4.5)	(501.0)
Issuances of Common Stock	4.5	3.2
Repurchases of Common Stock	(49.5)	(9.8)
Payment of debt issuance costs	(0.9)	(4.9)
Dividends paid	(4.6)	(3.8)
Net cash provided by financing activities	88.4	31.6
Effect of exchange rate changes on cash	(0.7)	(2.6)
Net (decrease) increase in cash and cash equivalents	(22.0)	20.2
Cash and cash equivalents at beginning of period	66.5	33.3
Cash and cash equivalents at end of period	$44.5	$53.5

UNAUDITED SEGMENT INFORMATION

(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales:
Railroad and Utility Products and Services	$248.1	$234.0	$727.1	$681.5
Performance Chemicals	176.7	179.4	503.7	507.2
Carbon Materials and Chemicals	129.5	137.0	384.3	452.3
Total	$554.3	$550.4	$1,615.1	$1,641.0
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$24.7	$25.1	$64.8	$63.2
Performance Chemicals	40.0	35.2	114.1	93.8
Carbon Materials and Chemicals	12.7	10.4	27.5	45.5
Total	$77.4	$70.7	$206.4	$202.5
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	10.0%	10.7%	8.9%	9.3%
Performance Chemicals	22.6%	19.6%	22.7%	18.5%
Carbon Materials and Chemicals	9.8%	7.6%	7.2%	10.1%

(1)
The table below describes the adjustments to arrive at adjusted EBITDA.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$19.0	$26.2	$58.8	$76.8
Interest expense	20.2	19.0	57.9	53.3
Depreciation and amortization	17.9	14.3	52.2	42.7
Income tax expense	10.6	8.3	25.2	28.1
Sub-total	67.7	67.8	194.1	200.9
Adjustments to arrive at adjusted EBITDA:
LIFO (benefit) expense(1)	(1.2)	2.8	2.9	3.3
Impairment, restructuring and plant closure costs	0.4	0.1	0.4	0.1
Loss (gain) on sale of assets	9.7	0.0	9.7	(1.8)
Mark-to-market commodity hedging gains	0.0	0.0	(3.0)	0.0
Acquisition inventory step-up amortization	0.8	0.0	2.3	0.0
Total adjustments	9.7	2.9	12.3	1.6
Adjusted EBITDA	$77.4	$70.7	$206.4	$202.5

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(Dollars in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to Koppers	$22.8	$26.3	$62.6	$76.3
Adjustments to arrive at adjusted net income:
LIFO (benefit) expense(1)	(1.2)	2.8	2.9	3.3
Impairment, restructuring and plant closure costs	0.4	0.1	1.9	0.1
Loss (gain) on sale of assets	9.7	0.0	9.7	(1.8)
Mark-to-market commodity hedging gains	0.0	0.0	(3.0)	0.0
Acquisition inventory step-up amortization	0.8	0.0	2.3	0.0
Write-off of debt issuance costs	0.0	0.0	0.0	2.0
Total adjustments	9.7	2.9	13.8	3.6
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	0.1	(0.6)	(1.0)	(1.2)
Deferred tax adjustments	0.0	0.0	0.0	0.2
Noncontrolling interest	(3.9)	0.0	(3.9)	0.6
Effect on adjusted net income	5.9	2.3	8.9	3.2
Adjusted net income attributable to Koppers	$28.7	$28.6	$71.5	$79.5
Diluted weighted average common shares outstanding (in thousands)	20,961	21,659	21,448	21,546
Diluted earnings per share	$1.09	$1.22	$2.92	$3.54
Adjusted earnings per share	$1.37	$1.32	$3.34	$3.69

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.